Exhibit 99.1

Nephros Signs Development Agreement with STERIS

RIVER EDGE, NJ – March 23, 2010 - Nephros, Inc. (OTC Bulletin Board: NEPH), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today reported that is has entered into a development agreement with STERIS Corporation (NYSE: STE).

Under the terms of the agreement, Nephros and STERIS will jointly develop filtration-based products for medical device applications.  Nephros received an initial payment upon entering into the agreement and is eligible to receive additional payments upon successful completion of product development milestones.

“Nephros is investigating a range of commercial, industrial and retail opportunities for its DSU technology,” said Ernest Elgin, President and CEO of Nephros.  “We are pleased to be working with STERIS to leverage our expertise in additional applications.  STERIS is a leader in the field of medical device sterilization, and we look forward to developing new products together to enhance patient safety.”

In 2009, Nephros received 510(k) marketing approval from the FDA for the Dual Stage Ultrafilter (DSU) to be used to filter biological contaminants from water and bicarbonate concentrate used in hemodialysis procedures.  In August 2009, Nephros reported that it was awarded a new research contract from the U.S. Office of Naval Research (“ONR”) for development of a portable dual-stage purifying filter.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.  The Nephros DSU is the basis for the Nephros line of water filtration products. The patented dual stage ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins.

For more information about Nephros, please visit our website at http://www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain additional funding when needed or on favorable terms; (ii) to continue as a going concern; (iii) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (iv) to have its technologies and products accepted in current or future target markets; (v) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vi) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC, including Nephros' Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Contact:
Eileen Sukumaran
Eileen@nephros.com
201.343.5202